Exhibit 4.1

C. R. BARD, INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS TRUSTEE

FOURTH SUPPLEMENTAL INDENTURE

Dated as of May 18, 2017

To the Indenture dated as of December 20, 2010

4.400% Notes due 2021

i

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”) is entered into as of May 18, 2017 between C. R. BARD, INC., a New Jersey corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a Delaware banking corporation, as Trustee (herein called the “Trustee”).

WHEREAS, the Company and the Trustee entered into that certain Indenture, dated as of December 20, 2010 (the “Base Indenture”), by and between the Company and the Trustee, relating to the Company’s senior unsecured debt securities;

WHEREAS, pursuant to Section 201 of the Base Indenture, the Company and the Trustee established the terms of certain series of unsecured debt securities entitled the “4.400% Notes due 2021” (the “Notes”) pursuant to the First Supplemental Indenture to the Base Indenture (the “First Supplemental Indenture” and the Base Indenture, as supplemented by the First Supplemental Indenture with respect to the Notes, the “Indenture”), dated as of December 20, 2010, between the Company and the Trustee;

WHEREAS, Section 902 of the Base Indenture provides that the Company and the

Trustee may amend certain provisions of the Indenture with respect to the Notes with the consent of the holders of not less than a majority in outstanding aggregate principal amount of the Notes;

WHEREAS, Becton, Dickinson and Company, a New Jersey corporation (“BD”), has offered to exchange (the “BD Exchange Offers”) any and all of the outstanding Notes for cash and new 4.400% Notes due January 15, 2021 of BD, upon the terms and subject to the conditions set forth in the offering memorandum and consent solicitation statement, dated May 5, 2017 (the “Offering Memorandum and Consent Solicitation Statement”);

WHEREAS, in connection with the BD Exchange Offers, BD has also solicited, on behalf of the Company, consents from the holders of the Notes to certain proposed amendments (the “Proposed Amendments”) to the Indenture with respect to the Notes as described in the Offering Memorandum and Consent Solicitation Statement and set forth in Section 2.1 of this Fourth Supplemental Indenture, with the effectiveness of such Proposed Amendments with respect to the Notes occurring upon the Settlement Date (as defined in the Offering Memorandum and Consent Solicitation Statement) of the BD Exchange Offer with respect to the Notes;

WHEREAS, BD has received and caused to be delivered to the Trustee evidence of the consents from holders of at least a majority of the outstanding aggregate principal amount of the Notes to effect the Proposed Amendments under the Indenture with respect to the Notes;

WHEREAS, the Company is undertaking to execute and deliver this Fourth Supplemental Indenture to delete or amend, as applicable, certain provisions and covenants in the Indenture with respect to the Notes in connection with the BD Exchange Offers and the related consent solicitation, which deletions and amendments will, with respect to the Notes, become effective upon the Settlement Date (as defined in the Offering Memorandum and Consent Solicitation Statement) of the BD Exchange Offer with respect to the Notes;

WHEREAS, the parties hereto intend that the execution of this Fourth Supplemental Indenture will not result in a “material modification” of the Notes, as defined in Section 1.1471-2(b)(2)(iv) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended; and

WHEREAS, the board of directors of the Company has authorized and approved the execution and delivery of this Fourth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and for the equal and proportionate benefit of the holders of the Notes, the Company and the Trustee hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used in this Fourth Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

ARTICLE 2

AMENDMENTS

Section 2.1 Certain Amendments to the Indenture.

Subject to Section 3.1, the Indenture, solely with respect to the Notes, is hereby amended as follows:

(a) Section 1003 of the Base Indenture (Reports) is hereby amended by deleting the text of Section 1003 its entirety and replacing it with the following text:

“The Company will file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act, at the times and in the manner provided pursuant to the Trust Indenture Act. To the extent any required filings are made with the Commission or the reports are posted on the Company’s website, the reports will be deemed to be furnished to the Trustee and Holders.”

(b) Section 4.1 (Limitation on Liens); Section 4.2 (Limitations on Sale and Leaseback Transactions); and Section 4.3 (Change of Control Triggering Event) of the First Supplemental Indenture shall be deleted in their entirety.

(c) Section 801 of the Base Indenture (Company May Merge or Transfer Assets Only on Certain Terms) is hereby amended by deleting the text of Section 801 in its entirety and replacing it with the following text:

“The Company shall not consolidate with or merge with or into, in one transaction or a series of related transactions, any other Person, unless:

(1) the Company shall be the continuing entity, or the resulting or surviving Person (the “Successor”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor (if not the Company) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture and, for each Security that by its terms provides for conversion, shall have provided for the right to convert such Security in accordance with its terms;

(2) immediately after giving effect to such transaction, no Default or Event of Default, and no circumstances which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

(3) if requested, the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation or merger and such supplemental indenture, if any, complies with this Indenture (except that such Opinion of Counsel need not opine as to clause (2) above).”

(d) The failure to comply (whether before or after the date of this Fourth Supplemental Indenture) with the terms of Section 1003 Base Indenture (except as amended hereby), Sections 4.1, 4.2 or 4.3 of the First Supplemental Indenture, or Section 8.1 of the Base Indenture (except as amended hereby) shall not constitute a Default or Event of Default under the Indenture with respect to the Notes and shall no longer have any consequence under the Indenture with respect to the Notes.

(e) All definitions set forth in Section 101 of the Base Indenture and Section 1.1 of the First Supplemental Indenture that relate to defined terms used solely in the Sections of the Indenture or the First Supplemental Indenture deleted pursuant to the terms of this Fourth Supplemental Indenture are no longer applicable to the Notes.

(f) All references to Sections of the Indenture amended by this Fourth Supplemental Indenture shall be to such Sections as amended by this Fourth Supplemental Indenture.

ARTICLE 3

EFFECTIVENESS

Section 3.1 Effectiveness of this Fourth Supplemental Indenture.

This Fourth Supplemental Indenture shall become valid and binding on the date hereof. The amendments in Article 2 hereof shall not become effective in respect of the Notes until the Settlement Date (as defined in the Offering Memorandum and Consent Solicitation Statement) of the BD Exchange Offer with respect to the Notes, which is expected to occur on the closing date of the Bard Acquisition (as defined in the Offering Memorandum and Consent Solicitation Statement). On the date that the amendments set forth in Article 2 become effective, the Company shall provide written notice to the Trustee thereof.

ARTICLE 4

MISCELLANEOUS

Section 4.1 Relation to Original Indenture.

This Fourth Supplemental Indenture supplements the Indenture and shall be a part of and subject to all the terms thereof (and, for the avoidance of doubt, shall be subject to Section 107 of the Base Indenture). Except as supplemented hereby, all of the terms, provisions and conditions of the Indenture and the Notes issued thereunder shall continue in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Fourth Supplemental Indenture, then the terms and conditions of this Fourth Supplemental Indenture shall prevail.

The Notes include certain of the foregoing provisions from the Indenture. Upon the execution and delivery of this Fourth Supplemental Indenture, such provisions from the Notes shall be deemed deleted or amended, to conform to the terms of this Fourth Supplemental Indenture.

Section 4.2 Governing Law.

This Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.3 Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture.

Section 4.4 Successors.

All agreements of the Company in this Fourth Supplemental Indenture shall bind the Company’s successors. All agreements of the Trustee in this Fourth Supplemental Indenture shall bind the Trustee’s successors.

Section 4.5 Separability.

In case any one or more of the provisions contained in the Indenture, this Fourth Supplemental Indenture or the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Indenture, this Fourth Supplemental Indenture or the Notes, but the Indenture, this Fourth Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 4.6 Counterparts.

This Fourth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 4.7 Effect of Headings.

The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

Section 4.8 Entire Agreement.

This Fourth Supplemental Indenture, together with the Indenture as amended hereby and the Notes, contains the entire agreement of the parties with respect to the Notes, and supersedes all other representations, warranties, agreements and understandings between the parties hereto and thereto, oral or otherwise, with respect to the matters contained herein and therein.

Section 4.9 Benefits of Fourth Supplemental Indenture.

Nothing in this Fourth Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, any Paying Agent, any Security Registrar and the holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fourth Supplemental Indenture or the Notes.

[signature pages follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

C. R. BARD, INC.

By:

Name:	Christopher S. Holland
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Fourth Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	Wells Fargo Bank, National Association

By:

Name:	Yana Kislenko
Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]